                                                                    EXHIBIT 23.1


                                    CONSENT


To the Board of Directors of Versatility Inc.


Fairfax, Virginia



     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-13771 relating to 2,530,000 shares of Common Stock of Versatility Inc. on Form S-1 of our report dated June 21, 1996 (except for Note 13 paragraphs 1 through 5 as to which the date is October 3, 1996, and paragraphs 6 through 8 as to which the date is October 31, 1996), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.



     Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Versatility Inc., listed in Item 16(b). This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.



Washington, DC



November 19, 1996